EXHIBIT 6

Moty Hermon
[Address Omitted]

October 28,2003

Mr. Charles Fust
Chairman and Chief Executive Officer
SinoFresh Healthcare, Inc.
516 Paul Morris Drive
Englewood, Florida 34223

     Re: Agreements between SinoFresh Healthcare, Inc. and Moty Hermon

Dear Charles:

I’m pleased to enclosed executed copies of our two letter agreements, namely my agreement with SinoFresh Healthcare, Inc. (“SinoFresh) dated October 21, 2003 and my agreement with you dated October 22, 2003.

Pursuant to our discussions, this letter is to confirm our understanding that these agreements are delivered based upon your commitment and our agreement, personally and on behalf of SinoFresh, that all shares I may own in either SinoFresh or the European venture SFSH-Europe will be freely tradable and without restrictions on transferability on and after October 21, 2005.

I would appreciate if you would execute a copy of this letter and return to me.

I look forward to a long and mutually successful relationship.

Thank you.

Sincerely,

/s/ Moty Hermon

Reviewed and Agreed to by:

/s/ Charles A. Fust Charles A. Fust, personally and on behalf of SinoFresh Healthcare, Inc.

cc: Richard Bernstein, Esq.